Q3 2025 Sturm, Ruger & Company, Inc. Earnings Call Transcript

November 6, 2025

Corporate Speakers

•	Todd Seyfert; Sturm, Ruger & Company; President, Chief Executive Officer
•	Sarah Colbert; Sturm, Ruger & Company; Senior Vice President, General Counsel
•	Thomas Dineen; Sturm, Ruger & Company; Senior Vice President of Finance, Treasurer, Chief Financial Officer

Participants

•	Mark Smith; Lake Street; Analyst
•	Rommel Dionisio; Aegis Capital; Analyst
•	James Kostell; Cuyahoga Capital; Analyst

PRESENTATION

Todd Seyfert: Good morning. And welcome Sturm, Ruger & Company's Third Quarter 2025 Earnings Conference Call. I'm Todd Seyfert, President and Chief Executive Officer. Before we get started, I would like to turn it over to Sarah Colbert, our Senior Vice President and General Counsel, for the caution on forward-looking statements.

Sarah Colbert: I would like to remind everyone that some of the statements we make today will be forward-looking in nature. These statements reflect our current expectations. But actual results could differ materially due to a number of uncertainties and risks. You can find more information about these factors in our most recent Form 10-K and other filings with the SEC. We do not undertake any obligation to update these forward-looking statements.

Todd Seyfert: Thanks, Sarah. This quarter's results reflect both the realities of a challenging market and the early progress we're making as we continue to execute the strategic plan we began earlier this year. The broader market continues to face headwinds from tariff and interest rate uncertainty, inflationary pressures and a softening job market, all of which are affecting discretionary consumer spending and manufacturing costs.

The firearms market is experiencing similar pressures. The overall market trending down 10% to 15% this year, while NICS checks, often used as a proxy for the market are down roughly 4% year-to-date versus 2024. Additionally, the market continues to be influenced by the availability of used firearms at retail. Despite these challenges, I am pleased with our top line performance for the quarter where we achieved year-over-year sales growth.

As we continue to make progress on our strategic plan, we are actively focused on key operational initiatives and innovation activities. As top line performance trends upward, these disciplined actions are critical to accelerating return to sustained profitability and enhancing long-term success. Now Tom Dineen, our Chief Financial Officer, will take us through the financial results for the quarter.

Thomas Dineen: Thanks, Todd. Net sales for the quarter were $126.8 million and diluted earnings were $0.10 per share.

For the corresponding period in 2024, net sales were $122.3 million and diluted earnings were $0.28 per share. On a pretax basis, the company lost $2.1 million in the third quarter of 2025, driven by $1.9 million of acquisition and operating costs at the new Hebron, Kentucky facility that was acquired in July, increased costs associated with material and technology and increased sales promotional expenses.

During the third quarter of 2025, we revised our estimated annual effective income tax rate for 2025, and recognized a $3 million increase to our year-to-date income tax benefit. This increased third quarter net income by $0.19 per share. Without this increase, our EPS would have been a loss of $0.09 per share. For the nine months ended September 27, 2025, net sales were $395 million, and the company lost $0.48 per share. For the corresponding period in 2024, net sales were $389.9 million and diluted earnings were $1.15 per share.

In the second quarter of 2025, the company rationalized and price repositioned several product lines, reduced the number of models offered and implemented an organizational realignment, which adversely impacted the results of operations for the nine months ended September 27, 2025.

On an adjusted basis, excluding the impact of these nonrecurring expenses, diluted earnings for the nine months ended September 27, 2025, were $0.65 per share. On an adjusted basis, excluding the reduction in force expense of $1.5 million incurred in the first quarter of 2024, diluted earnings per share for the nine months ended September 28, 2024, were $1.22.

On September 27, 2025, our cash and short-term investments totaled $81 million. Our short-term investments are invested in United States treasury bills and in a money market fund that invests exclusively in United States treasury instruments, which mature within one year. On September 27, 2025, our current ratio was 3.5:1, and we had no debt. In the third quarter, we generated $13 million of cash from operations.

In the first nine months, we generated $39 million of cash. Year-to-date, capital expenditures totaled $28 million including $15 million for the Anderson acquisition in Hebron, Kentucky. The company expects capital expenditures to total $35 million for the year for continued investments in new product introductions, expanded capacity for product lines in greatest demand, upgraded manufacturing capabilities and strengthened facility infrastructure.

For the third quarter, we returned $13 million to our shareholders through the payment of $3 million of quarterly dividends and $10 million through the repurchase of 288,000 shares of our common stock at an average cost of $34.33 per share.

In the first nine months of 2025, we returned $36 million to our shareholders through the payment of $10 million of quarterly dividends and $26 million through the repurchase of 731,000 shares of our common stock at an average cost of $35.60 per share. The company also announced that its Board of Directors declared a dividend of $0.04 per share for the third quarter for stockholders of record as of November 17, 2025, payable on November 28, 2025. This dividend is approximately 40% of net income. Now back to you, Todd.

Todd Seyfert: Thanks, Tom. When I stepped into the CEO role earlier this year, we began a comprehensive assessment of our operations and a full review of our product portfolio. Those activities continued into the third quarter where we realized top line growth from many of the actions taken in the second quarter while identifying additional opportunities to strengthen our foundation moving forward.

Operationally, we are executing several key initiatives designed to improve efficiency and profitability across the organization. This quarter, we advanced into the next phase of that work with a rigorous evaluation of product line performance, conducting detailed line-by-line reviews of our portfolio and assessing profitability facility by facility to ensure our resources are deployed where they create the greatest value. This includes realigning our manufacturing footprint to maximize efficiency and reduce costs by balancing production lines across facilities to improve delivery and resource utilization.

At the same time we continue our product line analysis and rationalization to ensure that every product earns its place in our lineup and every facility operates efficiently and accountably. A great example of this is our newest facility in Hebron, Kentucky, which we acquired in July of this year. Following our product line review, we identified the need for additional capacity to support our modern sporting rifle category.

We purchased Anderson to provide that capacity, which in turn freed up capacity in Mayodan for one of our most in-demand products, the second-generation Ruger American Rifle. With the additional resources in Hebron, we are actively working to in-source components that were previously purchased, a move that will improve our cost structure, shorten lead times and give us greater control over quality and delivery. Additionally, product innovation continues to be the most important factor in remaining successful in a tough economic market.

As I've said before, our greatest opportunities lie in delivering new relevant products that resonate with consumers and position us for sustained growth. For the quarter, new product sales accounted for $41 million or 34% of net firearms sales, which reinforces the popularity of our innovative products.

As always, new product sales include only major new products that were introduced in the past two years. These are high-demand platforms that continue to resonate with customers across a variety of segments including the award-winning RXM pistol, a modular polymer-frame striker-fired pistol developed in collaboration with Magpul. The second-generation Ruger American Rifle, an update to the American-made rifle that has been the benchmark for accuracy, durability and performance in bolt-action rifles for over a decade. Marlin lever-action rifles, which remain a staple for collectors, hunters and traditional enthusiasts. The Ruger 10/22 with carbon fiber barrel, a lightweight model featuring a stainless steel tensioned barrel with a carbon fiber sleeve.

And the fourth-generation Ruger Precision Rifle, refined through years of feedback from competitive shooters. With that said, our pipeline remains strong and demand for new products continues throughout the channel.

In Q3, we made meaningful progress to position ourselves for success in the future. Already in October, we have reintroduced Glenfield Firearms, an iconic value brand that offers hunters of all experience levels with a no nonsense American-made rifle; expanded the second-generation Ruger American Rifle line with the Prairie and Patrol models, the first Ruger American Rifles featuring a heavy barrel; and broadened Marlin caliber offerings with the launch of the first-ever 10-millimeter lever-action rifle in the market. These launches build on our most successful product families, and we're just getting started.

Looking ahead, the coming months will bring even greater opportunity including building out the popular RXM pistol family with new grip frames, sizes, accessories and configurations; launching a new line of modern sporting rifles manufactured in our Hebron facility; and bringing back the classic Ruger Red Label shotgun, making us once again a full-line manufacturer of firearms. As you can see, Ruger is well positioned for continued success.

We remain focused on building a stronger, more agile company, one that consistently delivers value to our customers, employees and shareholders. I'm encouraged by the progress we've made and excited about what's ahead. With that said, we continue to take a disciplined and thoughtful approach to capital allocation, ensuring that every dollar deployed serves a clear strategic purpose and creates long-term shareholder value.

Our priorities remain unchanged: maintain a strong debt-free balance sheet, invest in core product innovation and operational efficiency and return capital to shareholders responsibly. This disciplined capital approach ensures the company has the flexibility to invest when opportunities arise while continuing to reward shareholders over time. Ruger's future success will be measured by improved returns for our shareholders, and we are taking the right steps to get there, building a company designed for long-term strength rather than short-term reactions. Thank you for your time continued support and confidence in Ruger. Operator, can we please have the first question?

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from the line of Mark Smith with Lake Street.

Mark Smith: Hi guys. I wanted to ask first just about gross profit margin and what was kind of putting downward pressure on gross profit margin here in the quarter, if it was a mix issue or if there's still some of the transformation things that are putting some pressure on gross profit margin this quarter.

Todd Seyfert: Hi Mark good morning. Before I answer that, just apologies. It sounds like we had some technical difficulties with the video this morning, which we encourage you to go to the website. It will be posted after the call today. But there's a lot of good content there. So again, apologies for the issues for those of you that couldn't access it or see it this morning. So with that, Mark, in terms of margins, really, it's a combination of things. I would tell you, it's not a lot of the things that we saw in Q2.

It's more about some of the volumes. And really, the biggest thing I would say is the Hebron, Kentucky, the work that we're doing there to get that facility up and ready for production. And so we had about $1.4 million of costs associated with that facility without any revenue coming out of it. And so that's really the driver. We continue to go through our product line rationalization and our SKU consolidation, but you're not seeing a lot of that in the quarter.

Mark Smith: Okay. And I did want to ask about Hebron on just kind of an update on where you're at in getting that facility up and running and production in that facility.

Todd Seyfert: Absolutely. We're making great progress, Mark. Our goal was to be in production with firearms by year-end, and we're on pace for that target still.

Mark Smith: Okay. Perfect. And then can you just talk a little bit about mix and price. As we think about -- it looks like sales price on orders received was down a decent amount as well as some of the items that were shipped, but very good production and units shipped. But I'm curious just kind of where your mix came in if RXM had maybe higher mix at a lower-priced item.

And then I'd love to hear your thoughts on -- as we think about the new line coming out here of Glenfield and kind of your thoughts around mix and price and how that fits within the strategy.

Todd Seyfert: Absolutely. So I think really the way to think about it in the quarter, Mark, was heavy LCP orders and shipments. We did do a program. And so that was a thoughtful program in terms of the quarter. And so that's really the driver within the quarter. When we talk about the Glenfield expansion, that's actually an opportunity for us in terms of the facility in Newport. What we did there, Mark, is, as you know that the original American Generation -- American Gen I Rifle was produced in that facility.

It's been produced for over a decade, fantastic entrance for Ruger into the bolt-action marketplace, affordable quality, value. As we pivoted to the Gen II Rifle, obviously there was some confusion in the market, why are you still producing both. So a decision was made. Listen, when we bought Marlin, we acquired the assets and the trademarks for Glenfield. So what we did is we said, listen, we've got this opportunity, we've got this capacity.

Let's go ahead and figure out how we enter at a new price point where Ruger hasn't played, round out the product offering, good, better, best, and that's where we came out with the Glenfield. And so that will be produced on upgraded machinery and equipment on the Gen I line, we're in production as we speak. And I will tell you that the acceptance in the marketplace has been fantastic.

Mark Smith: Perfect. And I think the last one for me. Just curious about kind of steel and other input prices, where they're at and any pressure on margins that we maybe have seen from rising input prices?

Todd Seyfert: Yes. I would say fairly flat. The good news is, is we had some -- we bought ahead in terms of supply, in terms of how much we had on hand, Mark, with some of the uncertainty. So that helped us a little bit. There is some noise around aluminum right now. Obviously with the continued tariff uncertainty, we're positioning ourselves to be reactive to whatever is happening. And as you know following this, it seems to be either by the day or by the week, we're seeing new information. And so we track it very closely but not a significant amount of pressure on our costs to date.

Mark Smith: Perfect thank you.

Todd Seyfert: Absolutely.

Operator: Thank you. And our next question comes from the line of Rommel Dionisio with Aegis Capital.

Rommel Dionisio: Good morning thanks for atking my questions. Two questions. One, if I could just follow up to Mark's question on the Glenfield line. How do you guys think about the positioning of that brand and that product line going forward to not cannibalize existing sales of like Marlin or the other products that you have in place? Is it more just a pricing issue? Or is there kind of a different demographic you're targeting with that new product line, or sorry, revamped or rejuvenated product line for Glenfield that's got a heritage brand there.

And the second would be on the Patrol line you just announced. I wonder if you -- is that towards law enforcement? I wonder if you could just give us some granularity on the type of consumer you're targeting with those two products? Thank you.

Todd Seyfert: Sure. Absolutely. Good morning. So back to Glenfield first, Rommel, really, the whole idea around Glenfield was as we stratify our product line, we have the Marlin at the top of the pyramid, we have Ruger in the middle, and we didn't really have kind of the "opening price point." And so that is where Glenfield will play. It will be kind of the first gun. It will be the value to get into the Ruger brand and the Ruger company.

And so our thought there was, again, we didn't have products at that price point. And so we created a variant of the Gen I with improved features and benefits at a price point that the Gen II does not play at. And so really focusing on attracting a new segment of the market, that's where we're focused on. And we're not cannibalizing anything because we don't have anything else near that price point. And so to us, this is kind of greenfield new opportunity, white space in the market.

When it comes to the Patrol rifle, that's really a name. It's really not law enforcement focus, Rommel. It's really a variant of the incredibly successful Gen II. We've never had a heavy barrel version of the Gen I or Gen II to date. And so this really opens up that product line into categories in the marketplace that we have not gone to yet in terms of the Gen II rifle. So it's really a new variant, not focused on law enforcement, really focused on kind of that Western hunting general all around consumer, if you will.

Rommel Dionisio: Okay thanks that’s very helpful thank you.

Operator: Thank you. Our next question comes from the line of James Kostell with Cuyahoga Capital. James your line is now open. James --

James Kostell: Hi sorry, we had a little technical problem there. Yes. Two unrelated issues. Firstly, 1976 was the 200th anniversary of the Declaration of Independence. Next year will be the 250th. In '76, Ruger imprinted on the barrels made in the 200th year of Liberty. And will you be doing something, a similar promotion for next year? And it's my perception when I go to sporting goods stores that in the aftermarket, firearms with that imprint on them trade at a premium. And do you agree with that? Furthermore, if you're going to be doing a promotion of this sort and you compare it to what happened in 1976 versus 1975, can you give us an idea of what sort of increase in unit volume you saw back then and perhaps may see next year?

Todd Seyfert: Good morning. Well first off, thanks for remembering what we did, and we're excited about it. So we're in the process right now evaluating what is possible across the product families. As you know technology has changed, our volumes increased. And so we got to be thoughtful about how we would imprint and what lines. And so we're going through that analysis. There will be something. We're just not exactly sure which and how many.

And then in terms of the premium that we see in the marketplace, we have seen when Ruger does special make ups or special builds that it does create a premium in the marketplace, and we believe that helps build the brand over time. And so we're very happy and very excited when we can do these things because it does give that consumer, that Ruger consumer that's used to these special types of firearms and other options to come in and buy another Ruger. So we're excited about that very much.

In terms of kind of the other, the last question. It's a little bit more about -- we have to be a little bit careful about forward-looking statements and what we can and can't say. But I will tell you, again, we're very excited about next year. We're excited about the opportunity for the country and the brand and how we bring those two things together.

James Kostell: Can you help me with what unit volumes did in 1976 versus '75 and kind of what happened there?

Todd Seyfert: James, I can't off the top of my head to be honestly. I wish I anticipated this question and I could have helped you out. But I don't have those numbers at my fingertips.

James Kostell: Okay. Second unrelated issue. You're going to reintroduce the Red Label. Do you -- I mean is that somehow related to your new large shareholder, which is sort of the elephant in the room?

Todd Seyfert: No, actually. It really is, for us, upon my arrival, we have really talked about the product families and where Ruger is and where Ruger wants to go. And it was really important to all of us in the company to become, once again, a full-line firearms manufacturer. And the one area that we were missing was the shotgun market. And so really, it's our way back to being the only full-line manufacturer of firearms, and that was the impetus for the reintroduction, as well as I'm a big shotgunner and I'm excited about it as well personally, so.

James Kostell: Well I mean looking at it across the industry, SKB as an example, and Mossberg both import their target guns, I think, mostly from Turkey. I mean do you -- would you have a problem with somebody else manufacturing the gun and you're selling it under the Ruger name?

Todd Seyfert: No. We wouldn't. Ours are U.S. made. So that's I think the differentiator for us and what Ruger is trying to do is we stand behind, we're very proud that we're a U.S. manufacturer of firearms and we'll continue to be that. Obviously if an opportunity came up, it's something -- obviously if it makes sense for the business and it makes sense for our shareholders, we would look at it. But our focus right now is building guns here in the U.S.

James Kostell: So you think the Beretta interest had nothing to do with the Red Label?

Todd Seyfert: That was -- these things happened way, way before the Beretta investment in Ruger. So this was on our roadmap. This is something that the company had been working toward, and we're at the point now where we're ready for it to launch, and we're ready to have guns, which we are launching here shortly. So.

James Kostell: Would you have any update on the Beretta situation that you'd like to share with us?

Todd Seyfert: I mean I think the answer is, listen, we appreciate their investment and confidence in our company. We reported in our press release last month that we issued a shareholder rights plan to kind of preserve the status quo, what we try to engage. And we're happy to engage with anybody that wants to have a conversation. And so we're a public company. We're always for sale, and we look forward to engaging with them when they're ready.

James Kostell: Okay thank you very much for taking my questions.

Todd Seyfert: Absolutely. Thank for the questions.

Operator: Thank you. I'm showing no further questions. So with that, I'll hand the call back over to President and CEO, Todd Seyfert, for any closing remarks.

Todd Seyfert: Thanks, everyone. We appreciate your attention. Again, apologies on the video. Please go to the website. The team did a great job putting that video together, a lot of good content. We appreciate your investment in Ruger and your trust, and we look forward to speaking to you next quarter.

Operator: Ladies and gentlemen thank you for participating. This does conclude today’s program and you may now disconnect.